As filed with the Securities and Exchange Commission on May 16, 2011

Registration No. 333-169791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

INSPIRE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3209022
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8081 Arco Corporate Drive, Suite 400
Raleigh, North Carolina 27617

 (Address of Principal Executive Offices)

Joseph M. Spagnardi
Senior Vice President, General Counsel and Secretary
Inspire Pharmaceuticals, Inc.
8081 Arco Corporate Drive, Suite 400
Raleigh, North Carolina 27617

 (919) 941-9777

Copies of Communications to:

David N. Shine, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
New York, New York 10004
(212) 859-8000

Approximate date of commencement of proposed sale to the public:

This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share, Preferred Stock, par value $0.001 per share, Debt Securities, Depositary Shares, and Securities Warrants	—	—	—	—

DEREGISTRATION OF SECURITIES

On April 5, 2011, Inspire Pharmaceuticals, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merck & Co., Inc., a company formed under the laws of New Jersey (“Merck”) and Monarch Transaction Corp., a Delaware corporation (“Monarch”), a wholly-owned subsidiary of Merck.  Pursuant to the Merger Agreement, on May 16, 2011, Monarch was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Merck.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements, including this Registration Statement.  Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of this Registration Statement.  In accordance with the undertakings of the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Raleigh, state of North Carolina, on May 16, 2011.

INSPIRE PHARMACEUTICALS, INC.
By:	/s/ Joseph M. Spagnardi
Name:	Joseph M. Spagnardi
Title:	Senior Vice President, General Counsel and Secretary

Note:	No other person is required to sign this Post-Effective amendment No. 1 to Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.